Exhibit 4.3

                                 August 20, 2014

Magna Equities II, LLC
c/o Magna Management, LLC
5 Magna Square
New York, NY 10004
Attention: Ari Sason

     Re: Common Stock Purchase Agreement dated as of February 18, 2014

Dear Marc:

     I am writing in reference to the Common Stock Purchase Agreement dated as of February 18, 2014 (the "Agreement") between Tungsten Corp., a Nevada corporation (the "Tungsten"), and Magna Equities II, LLC (Formerly known as "Hanover Holdings I, LLC"), a New York limited liability company ("Magna"). Pursuant to Sections 8.1 and 8.3 of the Agreement, I am hereby providing Magna with written notice of Tungsten`s election to terminate the Agreement, effective as of August 20, 2014 (the "Termination Date"). As Tungsten and Magna have deemed it in the best interest of both parties to terminate this Agreement, upon signing below the respective party agrees to terminate the Agreement and that all terms and conditions of the Agreement shall be deemed fully satisfied and neither party shall have any further obligations to the counter party, with the exception of those terms and conditions noted in Section 8.3. of the Agreement, that the Company acknowledges, do not terminate.

     For the avoidance of any doubt and as per Section 8.3. of the Agreement referenced above, the Registration Rights Agreement dated February 18, 2014 between Tungsten Corp. and Magna Equities II, LLC shall NOT be terminated upon execution of this agreement.

     Capitalized terms used in this letter and not defined herein shall have the respective meanings assigned to such terms in the Agreement.

     On behalf of Tungsten Corp., I would like to thank Magna for its support of Tungsten during the term of the Agreement.

                                       Very truly yours,

                                       TUNGSTEN CORP.

                                       By:
                                          --------------------------------------
                                       Name:  Guy Martin
                                       Title: Chief Executive Officer
Acknowledged and Agreed

MAGNA EQUITIES II, LLC,


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